          This e-mail relates to the Credit Suisse Group (“CSG”) Option Reduction Program (the “Program”) that was announced yesterday and represents the legal delivery of the Offer to Exchange (the “Offer to Exchange”). You should not delete this e-mail.

1.   Offer to Exchange

          The Offer to Exchange, which was filed today with the United States Securities and Exchange Commission, is attached below. The Offer to Exchange sets out the details of the Program. We urge you to read the Offer to Exchange very carefully because it contains important information regarding the offer.

          [T/O WORD INSERT]

          The Program only applies to outstanding vested options to purchase CSG shares granted on or after December 31, 1999. Note that options that remain subject to conditions to settlement are considered vested for purposes of the Program. For example, options granted pursuant to CSG’s regular share plan compensation awards, which were fully vested upon grant, but subject to conditions to settlement, are vested for purposes of the Program.

2.   Eligible Option Election Form and Methods of Acceptance

          If you wish to review your total current option holdings, you may do so by accessing the Credit Suisse First Boston (“CSFB”) Share Plan intranet site (the “Site”). The Site can be accessed from the CSFB Internal Home Page under the “HR – It’s About You” section by selecting “CSG International Share Plan” and then “Vesting Schedule,” or via the following link:

          <http://spri11602.corpny.csfb.com/csgsharehold/html/client.html>.

          A reminder of your login and password was recently sent to you by interoffice mail. Please contact one of the individuals listed on Schedule B of the Offer to Exchange if you require assistance.

          This e-mail also serves as a link to our confidential electronic system (the “System”). As described in Section 7 of the Offer to Exchange, participation in the Program is voluntary. However, if you wish to accept the offer, you have two methods of doing so, Electronic Acceptance and Paper Acceptance.

          A.   Electronic Acceptance

          You can use the System to submit your Acceptance Letter electronically by following the instructions set forth below and in Section 7 of the Offer to Exchange. Please make sure that you complete all the required steps before submitting your Acceptance Letter. An electronic confirmation will be sent to you within one business day confirming your acceptance. You should contact one of the individuals listed on Schedule B of the Offer to Exchange if you do not receive a confirmation email within one business day of submitting your Acceptance Letter.

          To use the confidential electronic system, you must follow these steps:

               (i)   Enter your password in the box at the bottom left corner of this e-mail. The password is the same Site password referred to above that was recently sent to you.

               (ii)   Click on the box at the bottom of the page marked “Validate Password”. Once you do this, the following three tabs will appear at the top of the page:

                       (a)   “Message”

          The Message tab contains the text set forth in this e-mail and will always bring you back to this communication.

                       (b)   “Election”

          The Election tab brings up the Acceptance Letter (the same Acceptance Letter attached as Schedule E of the Offer to Exchange) where you must make your election. Each of your eligible option grants is listed, however, the total number of your outstanding options is not listed. To find the total number of your outstanding options you may refer to the Site, as explained above.

          To make your election, click on what you wish to receive for each eligible grant of options (i.e., new options, phantom shares or a 50/50 combination of new options and phantom shares). Once you have made all elections you must click on the Signature tab.

                       (c)   “Signature”

          The Signature tab represents the electronic signature of the Acceptance Letter that you must “execute” in order to accept the offer.

          Please read the contents of the Acceptance Letter, review the summary of your selections that appears at the bottom of the page, and, if you wish to complete your acceptance, click on the “I Accept” box, which represents a binding electronic signature of the Acceptance Letter.

          To accept the offer, you must click on the “Submit Election Form” box at the bottom of the page, you will then be asked to confirm your action and once you have confirmed your action, your acceptance will be submitted.

          An electronic confirmation will be sent to you within one business day confirming your acceptance. You should contact one of the individuals listed on Schedule B of the Offer to Exchange if you do not receive a confirmation email within one business day business day of submitting your acceptance.

          B.   Paper Acceptance

          You can also accept the offer by completing and delivering a paper Acceptance Letter, which is attached as Schedule E to the Offer to Exchange. If you wish to accept the offer by completing and delivering a paper Acceptance Letter, you should make your election on the Election Table, which is also included in the Acceptance Letter attached as Schedule E to the Offer to Exchange, initial it and return it together with the completed and executed signature page of the Acceptance Letter in the manner set forth in Section 7 of the Offer to Exchange.

     WE URGE YOU TO USE THE CONFIDENTIAL ELECTRONIC SYSTEM.

3.   Withdrawal

          To withdraw a previously submitted acceptance, you must use the same method you used to accept the offer. If you initially accept the offer using the System, you must use the System to withdraw and re-accept the offer. If you initially accept the offer by completing and delivering the paper Acceptance Letter, you must withdraw and re-accept in the same manner.

          A.   Electronic Withdrawal

          If you wish to withdraw your acceptance electronically, you must access the System as explained above and then click on the “Revoke Election” tab at the foot of the Signature. You will then be able to submit a new Acceptance Letter in the same manner as your initial Acceptance Letter as described above.

          B.   Paper Withdrawal

          If you wish to withdraw your election by paper, you must submit the Withdrawal Letter in the manner set forth in Section 9 of the Offer to Exchange. Also, if you wish to change your election you must submit the Withdrawal Letter before submitting a new Acceptance Letter. The Withdrawal Letter is attached as Schedule F to the Offer to Exchange. You may withdraw your acceptance and submit a new Acceptance Letter as many times as you wish until the close of the Program, which is expected to be 5 p.m., New York City time, on September 9, 2003.

          If you choose to withdraw your acceptance and submit a new Acceptance Letter, you must enter the details of the eligible options that you wish to exchange on the Election Table included in the Acceptance Letter.

4.   Program Website

          Please also note that a CSG Offer Website has been created on which all documents and information relating to the Program will be posted. You may gain access to the CSG Offer Website at the following address:

          URL: [Intentionally Omitted]

          User ID: [Intentionally Omitted]

          Password: [Intentionally Omitted]

          If you have any questions please contact the following individuals, or any of the individuals listed on Schedule B of the Offer to Exchange:

Americas:

Peter Calamari + 1 212 325 9586
Tom Degennaro + 1 212 325 1994

Stan Wexler + 1 212 325 7820
Angelina Gargano + 1 212 538 5776

Europe:

Philip Halliday + 44 207 888 1089
Teri Chan + 44 207 888 8032
Kim Nicholson + 44 207 883 5203

Asia Pacific:

Ian Love + 65 6212 3805
Patrick Kerrigan + 65 6212 3808

Cautionary Statement Regarding Forward-looking Information
This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.